Exhibit 99.1

JDSU Schedules Annual Stockholders’ Meeting for December 1, 2005

Stockholders Invited to Authorize Reverse Stock Split

SAN JOSE, California - September 23, 2005 - JDSU today announced that its 2005 Annual Meeting of Stockholders will be held at the Company’s corporate offices located at 1768 Automation Parkway, San Jose, CA on Thursday, December 1, 2005, starting at 8:30 a.m. Pacific Standard Time.

In addition to the customary election of directors and auditor appointment proposals, JDSU stockholders of record as of October 11, 2005 will be invited to approve a proposal to amend the Company’s Certificate of Incorporation to authorize a reverse stock split of the outstanding shares of the Company’s common stock and the outstanding Exchangeable Shares issued by its subsidiary JDS Uniphase, Inc. This amendment would also include approval of the reduction of the number of authorized shares of common stock of the Company from 6,000,000,000 to 1,000,000,000. In addition, the reverse stock split proposal impacts any convertible securities of the Company, including outstanding options to purchase shares of common stock and the Company’s outstanding zero coupon senior convertible notes which are convertible into the Company’s common stock.

If approved by Stockholders, the proposal would authorize a reverse stock split in the range of one-for-eight to one-for-ten. The decision to effect a reverse stock split, the timing of the same, and which of the approved split ratios to effect, would be at the discretion of our Board of Directors and could be implemented at any time prior to December 1, 2006. The authorization would expire after this date.

COMPREHENSIVE DETAILS ABOUT THE REVERSE STOCK SPLIT PROPOSAL, AS WELL AS THE OTHER PROPOSALS TO BE CONSIDERED AT THE 2005 ANNUAL MEETING OF STOCKHOLDERS, MAY BE FOUND IN OUR DEFINITIVE PROXY STATEMENT, A PRELIMINARY VERSION OF WHICH WAS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION TODAY, AND IS AVAILABLE FOR REVIEW ON OUR WEBSITE AT WWW.JDSU.COM/INVESTORS.

Our stockholders of record on October 11, 2005 will receive a copy of the definitive proxy statement for our 2005 Annual Meeting of Stockholders. The definitive proxy statement will be mailed on or about October 20, 2005.

For stockholders unable to attend the meeting in person, a live webcast of the Annual Meeting will be available at www.jdsu.com/investors starting at 8.30 a.m. Pacific Standard Time on Thursday, December 1, 2005. Following the meeting, a replay of the webcast will be available until December 22, 2005.

About JDSU

JDSU is committed to enabling broadband & optical innovation in the communications, commercial and consumer markets. JDSU is the leading provider of communications test and measurement solutions and optical products for telecommunications service providers, cable operators, and network equipment manufacturers. Furthermore, JDSU is a leading provider of innovative optical solutions for medical/environmental instrumentation, semiconductor processing, display, brand authentication, aerospace and defense, and decorative applications. More information is available at www.jdsu.com.

Contacts

Media: Jayme Curtis, Public Relations, 408-546-7028 or jayme.curtis@jdsu.com

Investors: Jacquie Ross, Investor Relations, 408-546-4445, or investor.relations@jdsu.com